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                                                                    EXHIBIT 12.2

Computation of Ratio of EBITDA to combined fixed charges

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
                                                                                 For the 12 Months Ended December 31,
                                                                                 ------------------------------------
                                                                                    2002         2001         2000
                                                                                 ----------   ----------   ----------
EBITDA:
   Total Revenue                                                                 $  525,724   $  471,119   $  463,519
   Plus: Equity in earnings from joint ventures and unconsolidated subsidiares        1,222        7,361        4,796
   Less: General and administrative                                                  30,449       24,151       25,706
   Less: General and administrative-stock-based compensation                          3,048        3,574        2,864
   Less: Provision for loan losses                                                    8,250        7,000        6,500
   Less: Operating costs-corporate tenant lease assets                               13,755       12,782       12,737
   Less: Advisory fees                                                                    -            -            -
                                                                                 ----------   ----------   ----------
Total EBIDTA                                                                     $  471,444   $  430,973   $  420,508

COMBINED FIXED CHARGES:
   Interest expense                                                                 185,375      169,974      173,741
   Preferred dividends                                                               36,908       36,908       36,908
                                                                                 ----------   ----------   ----------
Total combined fixed charges                                                     $  222,283   $  206,882   $  210,649

EBITDA/COMBINED FIXED CHARGES                                                          2.12         2.08         2.00
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